Exhibit 10.25

GRANT OF PERFORMANCE SHARES

RECITALS

A.	Nicole Sherman is currently Executive Vice President/Director of Retail Banking of AmericanWest Bank (the “Bank”), a wholly-owned subsidiary of AmericanWest Bancorporation (“AWBC”).

B.	Ms. Sherman has performed well on behalf of AWBC and the Bank, and AWBC wishes to incent her to remain with the Bank and/or AWBC for the near future and reward her for her continued good performance by granting her, in addition to her regular salary and such other compensation as may be granted her from time to time, performance shares in AWBC pursuant to the terms and conditions set forth herein.

GRANT AGREEMENT

1.	Effective June 6, 2005, AWBC grants Nicole Sherman Seven Thousand Five Hundred (7,500) shares of AWBC common stock (the “Performance Shares”) as a Performance Stock award under AWBC’s 2001 Incentive Stock Plan. Ownership in such Performance Shares shall vest on January 4, 2010 (the “Vesting Date”) only in accordance with the following conditions:

(a)	Ms. Sherman is continuously employed by the Bank and/or AWBC through January 3, 2010.

(b)	For each full calendar year between January 1, 2005 and January 1, 2010 for which AWBC has a Return on Average Assets of less than one percent (1.0%), twenty percent (20%) of the Performance Shares that otherwise would have vested on the Vesting Date shall lapse and all of Ms. Sherman’s rights thereto shall thereupon cease.

(c)	Except as otherwise provided in Section 2, no rights in any of such Performance Shares, earned or unearned, shall vest in Ms. Sherman or in anyone claiming by or under her until January 4, 2010, at which time all right, title and interest in and to all Performance Shares earned pursuant to the conditions set forth in this Grant shall vest in Ms. Sherman.

(d)	Notwithstanding any other provision of this Section 1, and except as otherwise provided in Section 2, all of Ms. Sherman’s rights to vesting in the Performance Shares shall cease upon the termination of her service for any reason as an employee from both the Bank and AWBC prior to the Vesting Date.

2.	If Ms. Sherman terminates her employment for Good Reason or is terminated without Cause (as “Good Reason” and “Cause” are defined in that certain Employment Agreement between Ms. Sherman, AWBC and the Bank dated as of June 6, 2005, there will be an immediate acceleration of vesting of all Performance Shares granted hereunder.

3.	This Grant supersedes and replaces any grant of Performance Shares which may have been made on or after January 1, 2005 to the date hereof, which prior grant, if any, is hereby null and void.

Agreed to as of June 6, 2005:

/s/ Robert M. Daugherty	/s/ Nicole Sherman
Robert M. Daugherty, President & CEO	Nicole Sherman
AmericanWest Bancorporation